Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CITIZENS REPUBLIC BANCORP, INC.
The present name of the Corporation is Citizens Republic Bancorp, Inc. (CID No. 031-208). The previous name of the Corporation was Citizens Banking Corporation. The original Articles of Incorporation of the Corporation were filed on November 10, 1980. These Amended and Restated Articles of Incorporation were duly adopted by the directors and the shareholders in accordance with Sections 641 and 642 of the Business Corporation Act of Michigan.
Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
ARTICLE I
The name of the Corporation is CITIZENS REPUBLIC BANCORP, INC.
ARTICLE II
The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which a Corporation may be organized under the Business Corporation Act of Michigan, and specifically, but not in limitation of the foregoing, to be a bank holding company under the Bank Holding Company Act of 1956, as amended, and to engage in, or acquire an interest in other companies which engage in, activities closely related to banking as such activities are defined by the Board of Governors of the Federal Reserve System.
ARTICLE III
The total authorized capital stock is:
Common shares 100,000,000 No Par Value
Preferred shares 5,000,000 No Par Value
ARTICLE IV
(A) A statement of all or any of the relative rights, preferences and limitations of the common shares is as follows:
(1) Any distribution of profits of the Corporation voted by the directors as dividends payable in cash, or in shares of the Corporation, or in other securities of the Corporation or in other securities, shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.
(2) Each shareholder shall have one vote per share in elections of directors and on any other matters properly coming up at shareholders’ meetings for action by shareholders.

(3) Voting in elections of directors shall not be cumulative.
(4) Shareholders shall not have preemptive rights to subscribe for or purchase any authorized but unissued shares of the Corporation or any other securities or rights to be issued by the Corporation.
(5) In the event of liquidation of the assets of the Corporation after payment of all of its debts, the remainder of such assets shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.
(B) The relative rights, preferences and limitations of the preferred shares shall be determined as follows:
The board of directors is empowered to determine the stated value per share thereof and to divide and redivide said preferred shares into classes and series and to designate and redesignate the rights, preferences and limitations of each class or series.
ARTICLE V
The address of the registered office is:
328 S. Saginaw Street
Flint, Michigan 48502
The name of the initial resident agent at the registered office is:
Thomas W. Gallagher
ARTICLE VI
The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than ten nor more than twenty-five directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the board of directors elected and serving. At the 2009 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; at the 2010 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors elected and serving, and any other vacancy occurring in the board of directors may be filled by a majority of the directors elected and serving, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these articles of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this article VI unless expressly provided by such terms.
Except as otherwise provided in these Articles, directors shall be elected by a majority of the votes cast at an election as specified in greater detail in the bylaws of the Corporation.
ARTICLE VII

The directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation not inconsistent with the provisions of these articles of incorporation. The affirmative vote of the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote shall be required for the approval and adoption of any amendment, alteration, change, addition to or repeal of article II, section 3 of the bylaws of the Corporation proposed by any shareholder of the Corporation.
Any amendment, change or repeal of this article VII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.
ARTICLE VIII
Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote. Any amendment, change or repeal of this article VIII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VIII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for, any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors elected and serving, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.
ARTICLE IX
(a) No director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of the director’s fiduciary duty except for liability (i) for a breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a violation of Section 551(1) of the Business Corporation Act of Michigan; (iv) for a transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before March 1, 1987.
(b) The indemnification or advancement of expenses provided by law is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under these articles of incorporation, the bylaws of the Corporation or a contractual agreement.
These Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors without a vote of the shareholders. These Amended and Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between these provisions and the provisions of these Amended and Restated Articles of Incorporation.
Signed this 29 thday of April, 2008.

	By:	/s/ Thomas W. Gallagher

(Signature of an authorized officer or agent)
Thomas W. Gallagher
General Counsel and
Secretary
(Type or Print Name)

Name of person or organization remitting fees:	Preparer’s name and business telephone number:

Dykema Gossett PLLC	Mark A. Metz, Esq.
(313)568-5434

CERTIFICATE OF DESIGNATIONS
OF
CONTINGENT CONVERTIBLE PERPETUAL NON-CUMULATIVE
PREFERRED STOCK, SERIES A
OF
CITIZENS REPUBLIC BANCORP, INC.

Pursuant to Section 302(4) of the
Michigan Business Corporation Act
          Citizens Republic Bancorp, Inc., a Michigan corporation (the “Corporation”), does hereby certify that the following resolution was duly adopted by a committee of the Board of Directors of the Corporation at a meeting duly called and held on June 5, 2008, pursuant to authority conferred upon such committee by the Board of Directors pursuant to the provisions of the Amended and Restated Articles of Incorporation, and that the complete text of such resolution is as follows:
          “RESOLVED: That pursuant to the authority vested in the Board of Directors by its Amended and Restated Articles of Incorporation and delegated to this committee, a series of preferred stock, no par value, of the Corporation be and hereby is created, and that the determination of the terms and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as set forth in the Certificate of Designations attached hereto as Annex A, which is incorporated herein and made a part of these resolutions by reference, and that the Amended and Restated Articles of Incorporation of the Corporation be and hereby are amended by adopting a Certificate of Designations containing the terms and conditions contained in Annex A hereto.”
[Signature page follows]

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed by the undersigned this 10th day of June, 2008.

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Thomas W. Gallagher
	Name:	Thomas W. Gallagher
	Title:	General Counsel & Secretary

CERTIFICATE OF DESIGNATIONS
OF
CONTINGENT CONVERTIBLE PERPETUAL NON-CUMULATIVE
PREFERRED STOCK, SERIES A
OF
CITIZENS REPUBLIC BANCORP, INC.
          There is hereby established a series of preferred stock to which the following provisions shall be applicable:
Section 1. Designation and Amount. The shares of such series shall be designated as “Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series A,” no par value, with a liquidation preference of $50 per share (or such other amount as may be determined pursuant to Section 5(a)) (the “Preferred Stock”) and the number of shares constituting the Preferred Stock initially shall be 2,768,791. Subject to Section 4(b), such number of shares may be increased or decreased by resolution of the Board of Directors (hereinafter called the “Board of Directors” or the “Board”) of Citizens Republic Bancorp, Inc. (the “Corporation”); provided, that no decrease shall reduce the number of shares of Preferred Stock to a number less than the number of shares then outstanding.
Section 2. Ranking. The Preferred Stock shall rank, as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (a) senior to (i) the Common Stock and (ii) each other class or series of capital stock issued by the Corporation which by its terms does not expressly provide that it ranks on a parity with or senior to the Preferred Stock (collectively, the “Junior Securities”) and (b) pari passu with each class or series of preferred stock issued by the Corporation the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock (collectively, the “Parity Securities”), in each case, whether now outstanding or to be issued in the future.
Section 3. Dividends and Distributions.
          (a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 3(b) and in Section 3(c), and no more.
          (b) Subject to Section 3(a), the Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of Common Stock, whether in the form of cash or securities or any other form of property or assets, unless the Board of Directors declares and pays to the Holders of the Preferred Stock, at the same time and on the same terms as holders of Common Stock, an amount per share of Preferred Stock equal to the product of (i) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which each share of Preferred Stock is then convertible.
          (c) Commencing with the Section 3(c) Dividend Period (as defined below) ending on January 9, 2009, in addition to dividends payable under Section 3(b), dividends shall be payable quarterly in arrears, when, as and if declared by the Board of Directors, on January 9, April 9, July 9 and October 9 of each year, or, if any such day is not a Business Day, the next Business Day, commencing January 9, 2009, and on the Mandatory Conversion Date (each, a “Section 3(c) Dividend Payment Date”) for each outstanding share of Preferred Stock, payable at an annual rate on the Liquidation Preference equal to the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section 3(c), including for the first Special Dividend Period and any Special Dividend Period that is shorter or longer than a fully quarterly Special Dividend Period, will be computed on the basis of a 360-day year of twelve 30-day months. No interest or sum of money in lieu of interest will be paid on any dividend payment on a Preferred Stock paid later than the scheduled Section 3(c) Dividend Payment Date. Each period from and including a Section 3(c) Dividend Payment Date to but excluding the following Section 3(c) Dividend Payment Date is herein referred to as a “Section 3(c) Dividend Period.”
          (d) Each dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on the same record date, which (i) with respect to dividends payable pursuant to Section 3(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 3(c), shall be on the first Business Day of the month in which the relevant Section 3(c) Dividend Payment Date occurs.
          (e) Dividends on the Preferred Stock, including Special Dividends, are non-cumulative. If the Board of Directors does not declare a dividend on the Preferred Stock in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Company will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Preferred Stock or the Common Stock or any other class or series of the Company’s preferred stock.
          (f) If full dividends payable pursuant to Section 3(b) or Section 3(c) on all outstanding shares of the Preferred Stock have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution on any Junior Securities (other than a dividend payable solely in Junior Securities); (ii) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Junior Securities (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities by the Corporation; or (iii) repurchase, redeem, or otherwise acquired for consideration any Parity Securities otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Securities except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of its subsidiaries adopted before or after the Effective Date.
          (g) If full dividends payable pursuant to Section 3(b) or Section 3(c) on all outstanding shares of the Preferred Stock have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not declare, pay, or set aside for payment dividends on any Parity Securities for any period; provided, however, that to the extent that the Corporation declares dividends on the Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the Holders of the shares of Preferred Stock and the holders of any Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Preferred Stock and the aggregate of the current and accrued dividends due on any Parity Securities.
Section 4. Voting Rights.

          (a) Except as otherwise required by law, the Amended and Restated Articles of Incorporation or set forth in this Section 4, Holders of the Preferred Stock are not entitled to any voting rights.
          (b) Unless the approval of a greater number of shares of Preferred Stock is required by law, the Corporation will not, without the approval of the Holders of at least two-thirds of the shares of Preferred Stock then outstanding, given in person or by proxy either at an annual meeting or at a special meeting called for that purpose, at which the Holders of the Preferred Stock shall vote separately as a single class, amend, alter or repeal any provisions of the Amended and Restated Articles of Incorporation by way of merger, consolidation, combination, reclassification or otherwise, so as to increase or decrease the aggregate number of authorized shares of Preferred Stock or to affect adversely any, right, preference or voting power of the Holders of the Preferred Stock; provided that any amendment of the provisions of the Amended and Restated Articles of Incorporation so as to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or Junior Securities shall be deemed not to affect adversely the right, preference or voting power of the Holders of the Preferred Stock. Notwithstanding anything in the foregoing to the contrary, any amendment, alteration or repeal of any of the provisions of the Amended and Restated Articles of Incorporation occurring in connection with any merger or consolidation of the Corporation of the type described in Section 13(a)(i) or any statutory exchange of our securities with another Person (other than in connection with a merger or acquisition) of the type described in Section 13(a)(iv) shall be deemed not to adversely affect the rights, preferences or voting power of the Holders of the Preferred Stock; provided that the shares of the Preferred Stock will remain outstanding or will become shares of the successor Person or its ultimate parent, having in respect of such Person rights, preferences or voting powers that would not alter or change the rights, preferences or voting powers of the Holders of Preferred Stock immediately prior to the consummation of such merger, consolidation, or statutory exchange so as to affect them adversely and shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with the provisions governing Reorganization Events as described in Section 13.
          (c) If and whenever an amount equal to six full quarterly dividends, whether or not consecutive, payable on any class or series of the preferred shares of the Corporation, including the Preferred Stock, are not paid or otherwise declared and set aside for payment, the holders of preferred shares of the Corporation, including the Preferred Stock, voting separately as a single class shall be entitled to increase the authorized number of directors on the Board of Directors by two and elect such two additional directors to the Board of Directors at the next annual meeting or special meeting of the shareholders. Not later than 40 days after the entitlement arises the Board of Directors shall convene a special meeting of the holders of the preferred shares for the purpose of electing the additional two directors. If the Board of Directors fails to convene such meeting within such 40-day period, then holders of 10% of the outstanding preferred shares of the Corporation, including the Preferred Stock, taken as a single class, may call the meeting. If all declared and unpaid dividends in default on preferred shares of the Corporation, including the Preferred Stock, have been paid in full or declared and set apart for payment, the Holders of the Preferred Stock and the other preferred shares will no longer have the right to vote on directors and the term of office of each director so elected will terminate at the next annual meeting of shareholders and the authorized number of the directors of the Corporation will, without further action, be reduced accordingly.
          (d) The Corporation will not, without the consent of Holders of at least two-thirds of the shares of Preferred Stock and any class or series of Parity Securities then outstanding, voting together as a single class:
(i) reclassify any authorized shares of the Corporation into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares,

ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up; or
(ii) issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase any stock of any class or series ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Corporation, provided that the Corporation may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of capital stock ranking on a parity with or junior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Corporation without the vote of the Holders of the Preferred Stock.
          (e) In exercising the voting rights set forth in this Section 4, each share of Preferred Stock shall have one vote per share. In any case where the Holders of the Preferred Stock are entitled to vote as a class with holders of Parity Securities or other classes or series of Preferred Shares, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.
Section 5. Liquidation, Dissolution or Winding Up.
          (a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of Parity Securities or holders of any shares of the capital stock then outstanding ranking senior to the Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, the Holders of the Preferred Stock then outstanding will be entitled to receive, out of the net assets legally available for distribution to shareholders, before any distribution or payment is made on any Junior Securities, a liquidating distribution equal to the greater of (i) $50 per share and (ii) the value of the number of Common Shares into which a share of Preferred Stock would convert at the then Conversion Rate if Shareholder Approval were obtained, subject to adjustment for stock splits, combinations, reclassifications or other similar events involving the Preferred Stock, plus an amount equal to the sum of all declared and unpaid dividends, and such Holders shall be deemed to be the Holders of record for such dividend periods or portions thereof. After the payment to the Holders of the Preferred Stock of the full amounts provided for in this Section 5(a), the Holders of the Preferred Stock will have no right or claim to any of the Corporation’s remaining assets.
          (b) For the purpose of this Section 5, none of the following shall constitute or be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:
(i) the sale, transfer, lease or conveyance of all or substantially all of the Corporation’s property or business;
(ii) the consolidation or merger of the Corporation with or into any other Person; or
(iii) the consolidation or merger of any other Person with or into the Corporation.
          (c) In the event the assets of the Corporation available for distribution to the holders of preferred shares of the Corporation, including the Preferred Stock, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled, the Holders of the Preferred Stock and the holders of Parity Securities, shall share ratably in any distribution of the assets of the Corporation based upon the proportion of the full respective liquidation preference of such series to the aggregate liquidation preference for all outstanding shares for each series.
          (d) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty calendar days prior to any payment date stated therein, to the Holders of Preferred Stock, at the address shown on the books of the Corporation or the Transfer Agent; provided, however, that a failure to give notice as provided above or any defect therein shall not affect the Corporation’s ability to consummate a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
Section 6. Mandatory Conversion on the Mandatory Conversion Date.
          Effective as of the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, such share of Preferred Stock shall automatically convert into shares of Common Stock at the Conversion Rate (subject to the conversion procedures of Section 9 hereof) plus cash in lieu of fractional shares in accordance with Section 11 hereof.
Section 7. Maturity. The Preferred Stock shall be perpetual.
Section 8. Redemption. The Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of the Holders at any time.
Section 9. Conversion Procedures.
          (a) No later than two Business Days following the Shareholder Approval, the Corporation shall provide notice of the conversion to each Holder (the “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate.
(i) the Mandatory Conversion Date;
(ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock held of record by such Holder and subject to such mandatory conversion; and
(iii) the place or places where certificates for shares of Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.
          (b) Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, dividends shall no longer be declared on any share of Preferred Stock and each share of Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 3 and any other payments to which such Holder is otherwise entitled pursuant to Section 6, Section 11 or Section 13, as applicable.
          (c) No allowance or adjustment, except pursuant to the provisions contained in Section 12, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion thereof, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for Common Stock or other securities issuable upon conversion) by virtue of holding such share of Preferred Stock (except to the extent of the dividends described in Section 3(b)).
          (d) Shares of Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. Subject to Section 4(b), the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock
          (e) The person or persons entitled to receive Common Stock and/or cash, securities or other property issuable upon conversion of Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.
          (f) On the Mandatory Conversion Date with respect to any share of Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Preferred Stock to the Corporation, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes
Section 10. Reservation of Common Stock.
          (a) Following receipt of the Shareholder Approval, the Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of the Preferred Stock, that number of shares of Common Stock as shall be issuable upon the conversion of all the Preferred Stock then outstanding.
          (b) All shares of Common Stock delivered upon conversion of the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
Section 11. Fractional Shares.
          (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Preferred Stock.
          (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 6 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the average daily Closing Price per share of the Common Stock for each of the five consecutive Trading Days preceding the Trading Day immediately preceding the Mandatory Conversion Date.
          (c) If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.
Section 12. Anti-Dilution Adjustments to the Conversion Rate.
          (a) Anti-Dilution Adjustments. The Conversion Rate and the number of shares of Common Stock to be delivered upon conversion shall be subject to the following adjustments if occurring at any time prior to the Mandatory Conversion Date:
(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:

OS1 OSo
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such dividend or distribution.
OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend.
(ii) Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits, or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:

OS1 OSo
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split, or combination.
OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination.
(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market

Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately prior to the “ex-date” for such distribution will be multiplied by the following fraction:

OSo + X OSo + Y
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such distribution.
X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.
To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent will take into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board).
(iv) Debt or Asset Distribution.
                    (A) If the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 12(a)(i) or Section 12(a)(ii) hereof, any rights or warrants referred to in Section 12(a)(iii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any subsidiary of the Corporation, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a spin-off referred to in Section 12(a)(iv)(B) below), then the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by the following fraction:

SPo SPo - FMV
Where,
SPo = the Current Market Price per share of Common Stock on the date fixed for distribution.

FMV= the fair market value of the portion of the distribution applicable to one share of Common Stock as determined by the Board.
                    (B) In a spin-off, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit, the Conversion Rate will be adjusted on the fifteenth Trading Day after the “ex-date” for the distribution by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by the following fraction:

MPo + MPs MPo
Where,
MPo = the Current Market Price per share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.
MPs = the Current Market Price of the shares of the subsidiary representing the portion of distribution applicable to one share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.
(v) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully complete a tender or exchange offer for Common Stock where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the seventh Trading Day after the expiration of the tender or exchange offer, immediately prior to the opening of business on the eighth Trading Day after the expiration date of the tender or exchange offer, then the Conversion Rate in effect on the eighth Trading Day after the expiration of the tender or exchange offer will be divided by the following fraction:

(SPo x OSo) - AC SPo x (OSo - TS)
Where,
SPo = the Current Market Price per share of Common Stock on the seventh Trading Day after the expiration of the tender or exchange offer.
OSo = the number of shares of Common Stock outstanding at the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.
TS = the number of shares of Common Stock validly tendered and not withdrawn at the expiration of the tender or exchange offer.

(vi) Rights Plans. To the extent that the Corporation has a rights plan in effect on the Mandatory Conversion Date, upon conversion of any Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
          (b) Adjustment for Tax Reasons. The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 12, if the Board deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reason.
          (c) Calculation of Adjustments.
(i) Adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the earlier of the Mandatory Conversion Date and the date the Corporation consummates an acquisition, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
(ii) No adjustment to the Conversion Rate need be made if Holders may participate, on an as-converted basis, in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Preferred Stock. The Preferred Stock will participate in all dividends and distributions declared on shares of Common Stock as described in Section 3(b) and as a result no adjustments will be made to the Conversion Rate as a result of such dividends and distributions.
(iii) The Conversion Rate shall not be adjusted:
                    (A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
                    (B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;
                    (C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Preferred Stock were first issued;

                    (D) for a change in the par value or no par value of the Common Stock; or
                    (E) for accrued, cumulated and unpaid dividends.
          (d) Notice of Adjustment. Whenever the Conversion Rate is to be adjusted in accordance with Section 12(a) or Section 12(b), the Corporation shall: (i) compute the Conversion Rate in accordance with Section 12(a) or Section 12(b), taking into account the one percent threshold set forth in Section 12(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 12(a) or Section 12(b), taking into account the one percent threshold set forth in Section 12(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 12(a) or Section 12(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
          (e) The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 12 and its action in so doing, as evidenced by a resolution of the Board, or a duly authorized committee thereof, shall be final and conclusive.
Section 13. Reorganization Events.
          (a) In the event of:
(i) any consolidation or merger of the Corporation with or into another Person in each case pursuant to which Common Stock will be converted into cash, securities or other property of the Corporation or another Person;
(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation in each case pursuant to which Common Stock will be converted into cash, securities or other property;
(iii) any reclassification of Common Stock into securities, including securities other than Common Stock; or
(iv) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 13(a), a “Reorganization Event”); each share of Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, remain outstanding but will become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Preferred Stock would then be convertible assuming the receipt of the Shareholder Approval (such securities, cash and other property, the “Exchange Property”).
          (b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange

Property receivable upon conversion of any Preferred Stock in accordance with Section 6 hereof shall be determined based upon the Conversion Price in effect on the Mandatory Conversion Date.
          (c) The above provisions of this Section 13 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
          (d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.
          (e) Notwithstanding anything to the contrary in this Section 13 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party.
Section 14. Replacement Stock Certificates.
          (a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.
          (b) The Corporation shall not be required to issue any certificates representing the Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.
Section 15. Transfer Agent, Registrar, Paying Agent and Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and conversion agent for the Preferred Stock shall be the American Stock Transfer & Trust Co. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Preferred Stock.
Section 16. Form.
          (a) Preferred Stock shall be issued in the form of one or more permanent global shares of Preferred Stock in definitive, fully registered form with the global legend (the “Global Shares Legend”), as set forth on the form of Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate of Amendment. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Share shall be deposited on behalf of the holders of the Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for DTC or a Depositary, and registered in the name of the

Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 17(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Preferred Shares, this Certificate of Designations or the Amended and Restated Certificate of Incorporation. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Share and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (z) the Corporation decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Share shall be exchanged in whole for definitive shares of Preferred Stock in registered form, with the same terms and of an equal aggregate liquidation preference. Definitive shares of Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.
          (b) (i) An Officer shall sign the Global Preferred Share for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature. (ii) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless. (iii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.
Section 17. Miscellaneous.
          (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 328 South Saginaw Street, Flint, Michigan 48502-2401, Michigan 48034, or to the Transfer Agent at its Corporate Trust Office, or other agent of the Corporation designated as permitted by this Certificate of Designations, or (ii) if to any Holder of the Preferred Stock or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.
          (b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
Section 18. Definitions. Unless otherwise defined herein, capitalized terms used in this Certificate of Designations shall have the following meanings:
          “Agent Members” shall have the meaning set forth in Section 17(a) hereof.
          “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation.
          “Board” or “Board of Directors” means the Board of Directors of the Corporation.
          “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York or Flint, Michigan are authorized or required by law or executive order to close.
          “Certificate of Designations” means this Certificate of Designations dated June 10, 2008.
          “Closing Price” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Stock or any securities distributed in a spin-off, as the case may be, on the Nasdaq Global Select Market on that date. If the Common Stock or any such securities distributed in a spin-off, as the case may be, is not then traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Common Stock or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such securities is so listed or quoted, or if the Common Stock or such securities is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock or such securities in the over-the-counter market as reported by the Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock or such securities on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation. For the purposes of this Certificate of Designations, all references herein to the closing sale price of the Common Stock on the Nasdaq Global Select Market shall be such closing sale price as reflected on the website of the Nasdaq Global Select Market (www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that, in the event that there is a discrepancy between the closing sale price as reflected on the website of the Nasdaq Global Select Market and as reported by Bloomberg Professional Service, the closing sale price on the website of the Nasdaq Global Select Market shall govern.

          “Common Stock” as used in this Certificate of Designations means the Corporation’s Common Shares, no par value per share.
          “Conversion Rate” shall mean, for each share of Preferred Stock, 12.50 shares of Common Stock. The Conversion Rate shall be subject to adjustment as set forth herein.
          “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.
          “Corporation” shall have the meaning set forth in Section 1 hereof.
          “Current Market Price” on any date is the average of the daily Closing Price per share of Common Stock or other securities on each of the 10 consecutive Trading Days preceding the earlier of the day before the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the Conversion Rate for the purposes of adjustment provision in Section 12(a)(iv) in the event of a spin-off, the “Current Market Price” per share of Common Stock or other securities means the average of the Closing Prices over the first ten Trading Days commencing on and including the fifth Trading Day following the “ex-date” for such distribution.
          “DTC” means The Depository Trust Company.
          “Effective Date” means the date on which shares of the Preferred Stock are first issued.
          “Exchange Property” shall have the meaning set forth in Section 13(a) hereof.
          “Fundamental Change” means the occurrence, prior to the Mandatory Conversion Date, of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the subsidiaries of the Corporation, in each case pursuant to which Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.
          “Global Preferred Share” shall have the meaning set forth in Section 17(a) hereof.
          “Global Shares Legend” shall have the meaning set forth in Section 17(a) hereof.
          “Holder” means the person in whose name the shares of the Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
          “Junior Securities” shall have the meaning set forth in Section 2 hereof.
          “Liquidation Preference” means, as to the Preferred Stock, $50 per share.

          “Mandatory Conversion Date” means the fifth Business Day after which the Shareholder Approval has been received.
          “Notice of Mandatory Conversion” shall have the meaning set forth in Section 9(a) hereof.
          “Parity Securities” shall have the meaning set forth in Section 2 hereof.
          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          “Preferred Stock” shall have the meaning set forth in Section 1 hereof.
          “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Preferred Stock, and its successors and assigns.
          “Reorganization Event” shall have the meaning set forth in Section 13(a) hereof.
          “Section 3(c) Dividend Payment Date” shall have the meaning set forth in Section 3(c) hereof.
          “Section 3(c) Dividend Period” shall have the meaning set forth in Section 3(c) hereof.
          “Senior Securities” shall have the meaning set forth in Section 2 hereof.
          “Shareholder Approval” means the approval by the holders of Common Stock of an amendment to the Amended and Restated Articles of Incorporation of the Corporation to increase the number of authorized shares of Common Stock to permit the full conversion of the Preferred Stock into Common Stock.
          “Special Dividend” shall have the meaning set forth in Section 3(c) hereof.
          “Special Dividend Rate” means (i) prior to October 9, 2009, 0% per annum, (ii) from and after October 9, 2008 to but not including April 9, 2009, 15% per annum , (iii) from and after April 9, 2009 to but not including October 9, 2009, 16% per annum and (iv) from and after October 9, 2009, 17% per annum.
          “Trading Day” means a day on which the Common Stock:
               (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
               (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
          “Transfer Agent” means the American Stock Transfer & Trust Co. acting as transfer agent, Registrar, paying agent and conversion agent for the Preferred Stock, and its successors and assigns.